Exhibit 10.3
Execution Version

EMPLOYEE MATTERS AGREEMENT
By and Between
HONEYWELL INTERNATIONAL INC.
and
SOLSTICE ADVANCED MATERIALS INC.
Dated as of October 30, 2025
1

TABLE OF CONTENTS

	Page

ARTICLE 1

DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE 2

GENERAL PRINCIPLES

Section 2.01.	SpinCo Employees; SpinCo Independent Contractors	7
Section 2.02.	Delayed Transfer Employees	7
Section 2.03.	Collectively Bargained Employees	8
Section 2.04.	Collective Bargaining Agreements	8
Section 2.05.	Information and Consultation	8
Section 2.06.	Liabilities and Assets Generally	9
Section 2.07.	Benefit Plans	9
Section 2.08.	Payroll Services	10
Section 2.09.	No Change in Control	10
Section 2.10.	Inadvertent Transfers	10
Section 2.11.	Employee Records	10
Section 2.12.	Foreign National Employees	11
Section 2.13.	Restrictive Covenant Agreements	11

ARTICLE 3

NON-EQUITY INCENTIVES

Section 3.01.	SpinCo Employee Cash Incentives	11
Section 3.02.	SpinCo Employee Performance Cash Units	11

ARTICLE 4

SERVICE CREDIT

Section 4.01.	RemainCo Benefit Plans	12
Section 4.02.	SpinCo Benefit Plans	12

ARTICLE 5

SEVERANCE

Section 5.01.	Severance	12
i

ARTICLE 6

CERTAIN WELFARE BENEFIT PLAN MATTERS; WORKERS’ COMPENSATION LIABILITIES

Section 6.01.	SpinCo Welfare Plans	13
Section 6.02.	Allocation of Welfare Benefit Claims	13
Section 6.03.	Workers’ Compensation Liabilities	13
Section 6.04.	COBRA	14
Section 6.05.	Health Savings Account	14
Section 6.06.	Flexible Spending Account	14

ARTICLE 7

LONG-TERM DISABILITY

Section 7.01.	Benefits	14
Section 7.02.	Return to Work	15

ARTICLE 8

DEFINED BENEFIT PENSION PLANS

Section 8.01.	RemainCo U.S. Defined Benefit Pension Plan	15
Section 8.02.	Non-U.S. Partial Transfer Pension Plans	17
Section 8.03.	Non-U.S. Full Transfer Pension Plans	17

ARTICLE 9

DEFINED CONTRIBUTION PLANS

Section 9.01.	SpinCo 401(k) Plan	17
Section 9.02.	401(k) Rollover	18
Section 9.03.	Employer 401(k) Plan Contributions	18
Section 9.04.	Stock Considerations	18
Section 9.05.	Limitation of Liability	18
Section 9.06.	Non-U.S. Defined Contribution Plans	18

ARTICLE 10

NONQUALIFIED DEFERRED COMPENSATION

Section 10.01.	SpinCo Nonqualified Deferred Compensation Plans	19
Section 10.02.	No Transfer of Assets	19
Section 10.03.	Employer Nonqualified Deferred Compensation Plan Contributions	20
Section 10.04.	Stock Considerations	20
Section 10.05.	Limitation of Liability	20

ARTICLE 11

VACATION

Section 11.01.	Vacation	20

ARTICLE 12

LONG-TERM INCENTIVE COMPENSATION AWARDS

Section 12.01.	SpinCo Long-Term Incentive Plan	21
Section 12.02.	Equity Award Adjustments	21
Section 12.03.	Treatment of Incentive Awards Upon Distribution	21
Section 12.04.	Award Terms; Vesting; Treatment of Service	22
Section 12.05.	Certain Additional Considerations	22
Section 12.06.	Settlement, Delivery; Tax Reporting and Withholding	22
Section 12.07.	Cooperation.	23
Section 12.08.	Treatment of UK Share Plan	24

ARTICLE 13

NON-U.S. EMPLOYEES

Section 13.01.	Treatment of Non-U.S. Employees	24

ARTICLE 14

COOPERATION; ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY

Section 14.01.	Cooperation	24
Section 14.02.	Access to Information; Privilege; Confidentiality	24

ARTICLE 15

TERMINATION

Section 15.01.	Termination	25
Section 15.02.	Effect of Termination	25

ARTICLE 16

MISCELLANEOUS

Section 16.01.	Incorporation of Indemnification Provisions of Separation Agreement	25
Section 16.02.	Additional Indemnification	25
Section 16.03.	Further Assurances	25
Section 16.04.	Administration	26
Section 16.05.	Employment Tax Reporting Responsibility	26

Section 16.06.	Data Privacy	26
Section 16.07.	Section 409A	26
Section 16.08.	Confidentiality	26
Section 16.09.	Additional Provisions	27

EMPLOYEE MATTERS AGREEMENT
EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of October 30, 2025, by and between Honeywell International Inc., a Delaware corporation (“RemainCo”), and Solstice Advanced Materials Inc., a Delaware corporation (“SpinCo,” and together with RemainCo, the “Parties”).
R E C I T A L S
WHEREAS the Parties have entered into the Separation and Distribution Agreement (the “Separation Agreement”) dated as of October 30, 2025, pursuant to which RemainCo intends to effect the Distribution; and
WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement unless otherwise indicated.
“Benefit Plan” shall mean any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee compensation or benefit plan, program, policy, agreement, arrangement or understanding, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.
“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and any applicable similar state or local laws.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” has the meaning set forth in Section 2.03.
“Continuing Options” has the meaning set forth in Section 12.03(c).

“Delayed Transfer Employee” has the meaning set forth in Section 2.02.
“Destination Employer” has the meaning set forth in Section 2.02.
“Employee Records” shall mean, to the extent existing and possessed by RemainCo and/or a member of the RemainCo Group prior to the Distribution Date, all personnel files and/or employee records (including, but not limited to, any IRS Form I-9, IRS Form W-2, and training- or compliance-related documents, whether or not included or retained within or outside each such individual’s personnel file) of the SpinCo Employees and Former SpinCo Employees, except for (i) “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, local or foreign Law (including forms of such individual’s work-related medical restriction(s)), or (ii) performance records.
“Employee Representative” shall mean any works council, employee representative, labor union, trade union, labor or management organization, labor board, group of employees, or any similar representative or employee representative body for any SpinCo Employees or Former SpinCo Employees.
“Employment Taxes” shall mean all fees, Taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation of an employee or other service provider.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Former Business” means any terminated, divested or discontinued businesses, operations or properties of either the RemainCo Group, the SpinCo Group, any of their respective members or any of their respective predecessors, in each case, prior to the Distribution.
“Former RemainCo Employee” shall mean a former employee who, on the applicable date, is not a Former SpinCo Employee.
“Former SpinCo Employee” shall mean, as of any applicable date, each individual who (a) as of immediately prior to such individual’s termination of employment (x) was a SpinCo Employee or (y) dedicated all or substantially all of his or her employment services to the activities and operations of the SpinCo Business (excluding any employees providing services to the SpinCo Group pursuant to the TSA) and (b) as of such applicable date, is not employed by any member of the SpinCo Group.
“Former SpinCo Independent Contractor” means (i) any individual who would qualify as a SpinCo Independent Contractor but whose engagement or service with RemainCo or any member of the RemainCo Group terminated for any reason prior to any applicable date, and (ii) any former individual independent contractor or consultant of RemainCo or any member of the RemainCo Group who was exclusively or primarily engaged in the SpinCo Business (A) at the time either (x) such business was sold, conveyed, assigned, transferred, spun-off, split-off or otherwise disposed of or divested (in whole or in part) to a Person that is not a member of the SpinCo Group or the RemainCo Group or (y) the operations, activities or production of which were discontinued, abandoned, completed or otherwise terminated (in whole or in part), or (B) at any other time, but in such case only to the extent relating to his or her service with such SpinCo Business.
“Local Agreement” shall mean an agreement describing the implementation of the matters described in this Agreement (including, without limitation, matters regarding employment, compensation and employee benefits) with respect to Non-U.S. Employees in accordance with applicable non-U.S. Law in the custom of the applicable jurisdictions.
“Non-U.S. Employees” has the meaning set forth in Section 13.01.
“Pension Asset Transfer Amount” has the meaning set forth in Section 8.01.
“Post-SpinCo Share Price” shall mean the volume-weighted average per share price of SpinCo Common Stock on The Nasdaq Stock Market during the Distribution Date.
“Pre-SpinCo Share Price” shall mean the closing per share price of RemainCo Common Stock trading “regular way with due bills” on The Nasdaq Stock Market on the last trading day immediately prior to the Distribution Date.
“Projected Benefit Obligation” has the meaning set forth in Section 8.01.
“RemainCo 401(k) Plan” has the meaning set forth in Section 9.01.
“RemainCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the SpinCo Group, contributed to by any member of the RemainCo Group or to which any member of the RemainCo Group is a party.
“RemainCo Common Stock” shall mean the issued and outstanding shares of Common Stock, par value $1.00 per share, of RemainCo.
“RemainCo Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the RemainCo Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, or short-term disability and including, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the RemainCo Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the RemainCo Group following the Distribution, but, in each case, excluding any SpinCo Employee or Former SpinCo Employee and (c) each individual who, although deemed to be an employee of the SpinCo Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the TSA or otherwise, is intended by RemainCo to be a RemainCo Employee.
“RemainCo Equity Award” means an equity incentive award to be issued by RemainCo pursuant to the RemainCo Equity Plans in accordance with ARTICLE 12.
“RemainCo Equity Plans” shall mean the 2016 Stock Incentive Plan, the 2016 Stock Incentive Plan for Non-Employee Directors, the 2011 Stock Incentive Plan, the 2006 Stock

Incentive Plan, each as amended from time to time, and any other stock option, stock incentive compensation plan or arrangement, including equity award agreements, that is a RemainCo Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.
“RemainCo Flexible Spending Account” shall mean any flexible spending arrangement under any cafeteria plan qualifying under Section 125 of the Code that is a RemainCo Benefit Plan.
“RemainCo Health Savings Account” shall mean any health savings account under a health savings account plan that is a RemainCo Benefit Plan.
“RemainCo LTD Plan” shall mean any long-term disability insurance plan that is a RemainCo Benefit Plan.
“RemainCo Nonqualified Deferred Compensation Plans” shall mean the RemainCo Deferred Incentive Compensation Plan, the RemainCo Supplemental Savings Plan, the Supplemental Pension Plan, the Supplemental Executive Retirement Plan for Executives in Career Band 6 and Above, the Supplemental Defined Benefit Retirement Plan, each as amended from time to time, and any other nonqualified deferred compensation plan or arrangement (including individual arrangements) that is a RemainCo Benefit Plan, as in effect as of the time relevant to the applicable provision of this Agreement.
“RemainCo Partial Transfer Pension Plan” has the meaning set forth in Section 8.02.
“RemainCo Pension Plan” has the meaning set forth in Section 8.01.
“RemainCo Pension Trust” has the meaning set forth in Section 8.01.
“RemainCo Welfare Plan” shall mean each Welfare Plan that is a RemainCo Benefit Plan.
“Restricted Stock Unit” means a time-based restricted stock unit award.
“Restrictive Covenant Agreement” means any individual (i) Honeywell International Inc. Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information, (ii) Honeywell International Inc. Noncompete Agreement for Select Management Employees, or (iii) any other individual agreement containing restrictive covenants (including, without limitation, confidentiality, non-disclosure, non-competition, non-solicitation, non-interference, and/or non-hire restrictive covenants), in each case, between RemainCo or any member of the RemainCo Group on the one hand, and any SpinCo Employee or Former SpinCo Employee on the other hand, as in effect immediately prior to the Distribution Date.
“SpinCo 401(k) Plan” has the meaning set forth in Section 9.01.
“SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or, unless such Benefit Plan is sponsored or maintained by a member of the RemainCo Group, contributed to by any member of the SpinCo Group or to which any member of the SpinCo Group is a party; provided, that any retention agreement entered into prior to the Distribution Date by and between RemainCo or any member of the RemainCo Group and any SpinCo Employee or Former SpinCo

Employee shall be deemed a SpinCo Benefit Plan (such agreements, inclusive of those listed on Schedule 1.01, the “Retention Agreements”).
“SpinCo Business” shall have the meaning set forth in the Separation Agreement.
“SpinCo Common Stock” shall mean the issued and outstanding shares of Common Stock, par value $1.00 per share, of SpinCo.
“SpinCo Conversion Ratio” shall mean a fraction, the numerator of which is the Pre-SpinCo Share Price, and the denominator of which is the Post-SpinCo Share Price.
“SpinCo Employee” shall mean, as of any applicable date, (a) each individual who is an employee of the SpinCo Group as of immediately prior to the Distribution, including any individual who is not actively at work due to a leave of absence (including vacation, holiday, illness, injury, short-term disability but excluding, until such time as provided in ARTICLE 7, any SpinCo LTD Employee) from which such employee is permitted to return to active employment in accordance with the SpinCo Group’s personnel policies, as in effect from time to time, or applicable Law, (b) each individual who becomes an active employee of the SpinCo Group following the Distribution, but, in each case of clause (a) or (b), excluding any Former SpinCo Employee, (c) each individual listed in a Local Agreement as a SpinCo Employee and (d) each individual who, although deemed to be an employee of the RemainCo Group due to the Transfer of Undertakings because of such individual’s rendering of services pursuant to the TSA or otherwise, is intended by RemainCo to be a SpinCo Employee; provided, however, that unless otherwise required by applicable Law, each individual listed in a Local Agreement as a RemainCo Employee shall be a RemainCo Employee for all purposes of this Agreement.
“SpinCo Option” shall mean a SpinCo Equity Award that is a Stock Option.
“SpinCo Employee PCU” shall mean a performance cash unit that has been granted to a SpinCo Employee under a RemainCo Equity Plan.
“SpinCo RSU” shall mean a SpinCo Equity Award that is a Restricted Stock Unit.
“SpinCo Equity Award” means a RemainCo Equity Award that has been granted to a SpinCo Employee, SpinCo Non-Employee Director or SpinCo Independent Contractor and that, after application of ARTICLE 12, is denominated in SpinCo Common Stock.
“SpinCo Full Transfer Pension Plans” has the meaning set forth in Section 8.03.
“SpinCo Independent Contractor” shall mean each individual who, as of the date on which RemainCo determines to transfer the contracts of service of applicable individuals to SpinCo or another member of the SpinCo Group, is engaged as an independent contractor or consultant by RemainCo or any member of the RemainCo Group or who is party to any agreement with RemainCo or any member of the RemainCo Group contemplating future service, and in each case who RemainCo determines as of such date is (or who, pursuant to such agreement contemplating future service, would be) either (i) exclusively or primarily engaged in the SpinCo Business or (ii) necessary for the ongoing operation of the SpinCo Business following the Distribution.

“SpinCo Long-Term Incentive Plan” has the meaning set forth in Section 12.01.
“SpinCo LTD Employee” shall mean any employee of the SpinCo Group who, as of immediately prior to the employee’s transfer to a member of the SpinCo Group or the Distribution, which is earlier, is receiving long-term disability benefits under the RemainCo LTD Plan.
“SpinCo Non-Employee Director” shall mean any member of the board of directors of SpinCo who was a member of the board of directors of RemainCo as of immediately prior to the Distribution and who is not a SpinCo Employee.
“SpinCo Partial Transfer Pension Plan” has the meaning set forth in Section 8.02.
“SpinCo U.S. Pension Liabilities” has the meaning set forth in Section 8.01.
“SpinCo U.S. Pension Participants” has the meaning set forth in Section 8.01.
“SpinCo U.S. Pension Plan” has the meaning set forth in Section 8.01.
“SpinCo U.S. Pension Transfer Date” has the meaning set forth in Section 8.01.
“SpinCo U.S. Pension Trust” has the meaning set forth in Section 8.01.
“SpinCo Welfare Plans” has the meaning set forth in Section 6.01.
“Stock Option” means an option to acquire common stock.
“Subsidiary” of any Person shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that solely for purposes of this Agreement, SpinCo and its Subsidiaries shall not be considered Subsidiaries of RemainCo (or members of the RemainCo Group) prior to, on or after the Distribution.
“Tax Return” shall have the meaning set forth in the TMA.
“Taxes” shall have the meaning set forth in the TMA.
“Taxing Authority” shall have the meaning set forth in the TMA.
“TMA” shall mean the Tax Matters Agreement dated as of the date of this Agreement by and between RemainCo and SpinCo.
“Transfer of Undertakings” shall mean the Transfers of Undertakings Directive 2001/23/EC of the European Council and any similar applicable Law.
“TSA” shall mean the Transition Services Agreement dated as of the date of this Agreement by and between RemainCo and SpinCo.

“UK Share Purchase Plan” has the meaning set forth in Section 12.08.
“Welfare Plan” shall mean each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.
“Welfare Plan Date” has the meaning set forth in Section 6.01.
ARTICLE 2
GENERAL PRINCIPLES
Section 2.01.    SpinCo Employees; SpinCo Independent Contractors. Except as provided in Section 2.02, all SpinCo Employees as of immediately prior to the Distribution shall continue to be employees of the SpinCo Group immediately following the Distribution. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, shall result in any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee being deemed to have incurred a termination of employment or being eligible to receive severance benefits, solely as a result of the Distribution. To the extent permitted by applicable Law, through and until immediately prior to the Distribution Date, RemainCo shall use commercially reasonable efforts to (i) cause the contract of services of any natural person SpinCo Independent Contractor to be transferred to (or retained by, as applicable) a member of the SpinCo Group and (ii) cause the contract of services between any natural person RemainCo Independent Contractor engaged directly by a member of the SpinCo Group who does not qualify as a SpinCo Independent Contractor and a member of the SpinCo Group, to be transferred to a member of the RemainCo Group.
Section 2.02.    Delayed Transfer Employees. To the extent that applicable Law (including the Transfer of Undertakings) or any arrangement with a Governmental Authority or any agreement between Parties prevents the Parties from causing any (a) RemainCo Employee who is intended to be a SpinCo Employee to be employed by a member of the SpinCo Group as of immediately following the Distribution as contemplated by Section 2.01 or (b) SpinCo Employee who is intended to be a RemainCo Employee to be employed by a member of the RemainCo Group as of immediately following the Distribution (each such employee, a “Delayed Transfer Employee” and the SpinCo Group or RemainCo Group entity to which such Delayed Transfer Employee is intended to be transferred, the “Destination Employer”), the Parties shall use commercially reasonable efforts to ensure that (i) such Delayed Transfer Employee becomes employed by the Destination Employer at the earliest time permitted by applicable Law or such agreement with a Governmental Authority and (ii) the Destination Employer receives the benefit of such Delayed Transfer Employee’s services from and after the Distribution, including under the TSA or by entering into an employee leasing or similar arrangement. “Delayed Transfer Employee” shall also include (x) any RemainCo Employee who, following the Distribution, provides services to the SpinCo Group under the TSA and whose employment is intended by RemainCo to transfer to the SpinCo Group following the completion of the applicable TSA service, and with respect to such Delayed Transfer Employees, the Parties shall use commercially reasonable efforts to ensure that any such Delayed Transfer Employee becomes employed by the SpinCo Group as soon as practicable following the completion of the applicable TSA service, and

(y) any RemainCo Employee located in the United Arab Emirates and/or Saudi Arabia as of immediately prior to the Distribution and whose employment is intended to transfer to the SpinCo Group as of immediately following the Distribution as contemplated by Section 2.01, and with respect to each such Delayed Transfer Employee, the Parties shall use commercially reasonable efforts to ensure that each such Delayed Transfer Employee becomes employed by the SpinCo Group as soon as practicable following the Distribution. From and after the commencement of a Delayed Transfer Employee’s employment with the Destination Employer, such Delayed Transfer Employee shall be treated for all purposes of this Agreement, including Section 4.02, as if such Delayed Transfer Employee commenced employment with the Destination Employer as of the Distribution as contemplated by Section 2.01.
Section 2.03.    Collectively Bargained Employees. All provisions contained in this Agreement providing for the treatment of compensation and benefits in connection with the Distribution shall apply equally to any employee who is covered by any agreements or arrangements with any collective bargaining representative, works council, labor union, trade union, labor or management organization, group of employees, or other Employee Representative (collectively, “Collective Bargaining Agreements”), including all (i) national or sector specific collective agreements which are applicable to SpinCo Employees and (ii) modifications of, or amendments to, such agreements or arrangements and any rules, procedures, awards or decisions of Governmental Authorities interpreting or applying such agreements, except to the extent that any such agreement specifically provides for the compensation or benefits contemplated by such provision and, in each such case, such agreement shall apply rather than the terms of this Agreement.
Section 2.04.    Collective Bargaining Agreements. As of the Distribution, SpinCo shall, and shall cause the members of the SpinCo Group as appropriate to, adopt and assume any Collective Bargaining Agreement covering any of the SpinCo Employees immediately prior to the Distribution, subject to any agreed-upon changes required by the transition of such Collective Bargaining Agreement to SpinCo or applicable Law, and recognize the works councils, labor unions and other Employee Representatives that are party to such Collective Bargaining Agreements; provided that any compensation or benefits that were, prior to the Distribution, provided to SpinCo Employees under the Collective Bargaining Agreements through the RemainCo Benefit Plans shall, to the extent such compensation and benefits are still required to be provided under the Collective Bargaining Agreements on and after the Distribution, be provided as mutually agreed with such works councils, labor unions and other Employee Representatives through the SpinCo Benefit Plans as set forth in this Agreement. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the RemainCo Group or the SpinCo Group to any Employee Representative or any other Person as described in such Collective Bargaining Agreement.
Section 2.05.    Information and Consultation. The Parties shall, and shall cause the other members of the RemainCo Group and/or SpinCo Group (as applicable) to, comply with all requirements and obligations to inform, consult or otherwise notify any SpinCo Employees, any RemainCo Employees, and/or Employee Representatives in relation to the Distribution or other transactions contemplated by this Agreement and/or the Separation Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer of Undertakings, or other applicable Law.

Section 2.06.    Liabilities and Assets Generally.
(a)    All Liabilities and Assets Assumed or retained by a member of the RemainCo Group under this Agreement shall be RemainCo Liabilities or RemainCo Assets, respectively, for purposes of the Separation Agreement. All Liabilities and Assets Assumed or retained by a member of the SpinCo Group under this Agreement shall be SpinCo Liabilities or SpinCo Assets, respectively, for purposes of the Separation Agreement.
(b)    From and after the Distribution Date, except as expressly provided in this Agreement (or a Local Agreement) or as required under applicable Law:
(i)    SpinCo and the SpinCo Group shall assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities with respect to the employment, engagement, service, or termination of employment, engagement, or service of all SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, Former SpinCo Independent Contractors, and their dependents and beneficiaries, and other service providers, in each case, to the extent arising, in whole or in part, in connection with or as a result of employment, engagement or service with or the performance or services to or on behalf of any member of the SpinCo Group, (ii) all Liabilities under all SpinCo Benefit Plans, whenever incurred, (iii) any other Liabilities expressly assigned to SpinCo or any member of the SpinCo Group under this Agreement, inclusive of the Retention Agreements, and
(ii)    RemainCo and the RemainCo Group shall assume or retain, as applicable, and RemainCo hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities with respect to the employment, engagement, service, or termination of employment of all RemainCo Employees, Former RemainCo Employees, SpinCo Independent Contractors, Former SpinCo Independent Contractors, and their dependents and beneficiaries, and other service providers, in each case to the extent solely arising in connection with or as a result of employment, engagement or service with or the performance of services to or on behalf of any member of the RemainCo Group, (ii) all Liabilities under all RemainCo Benefit Plans, whenever incurred, and (iii) any other Liabilities expressly assigned to RemainCo or any member of the RemainCo Group under this Agreement.
(c)    From and after the Distribution Date, except as expressly provided in this Agreement (or a Local Agreement) or as required under applicable Law:
(i)    SpinCo and the SpinCo Group shall Assume or retain, as applicable, all Assets held in trust to fund the SpinCo Benefit Plans and all insurance policies funding the SpinCo Benefit Plans.
(ii)    RemainCo and the RemainCo Group shall Assume or retain, as applicable, all Assets held in trust to fund the RemainCo Benefit Plans and all insurance policies funding the RemainCo Benefit Plans.
Section 2.07.    Benefit Plans.

(a)    Except as otherwise specifically provided in this Agreement or as may otherwise be provided in accordance with the TSA, as of the Distribution, (i) each SpinCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the SpinCo Group shall cease to be a participating employer in, all RemainCo Benefit Plans, and, as of such time, SpinCo shall, or shall cause its Subsidiaries to, have in effect such corresponding SpinCo Benefit Plans as are necessary to comply with its obligations pursuant to this Agreement and (ii) each RemainCo Employee (and each of their respective dependents and beneficiaries) shall cease active participation in, and each member of the RemainCo Group shall cease to be a participating employer in, all SpinCo Benefit Plans.
(b)    Effective upon the Distribution, except as otherwise specifically provided in this Agreement (or a Local Agreement), (i) RemainCo shall, or shall cause one or more members of the RemainCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all RemainCo Benefit Plans, and (ii) SpinCo shall, or shall cause one of the members of the SpinCo Group to, retain, pay, perform, fulfill and discharge all Liabilities arising out of or relating to all SpinCo Benefit Plans.
Section 2.08.    Payroll Services. Except as may otherwise be provided in accordance with the TSA, on and after the Distribution, the members of the SpinCo Group shall be solely responsible for providing payroll services to the SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, and Former SpinCo Independent Contractors.
Section 2.09.    No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any RemainCo Benefit Plan or SpinCo Benefit Plan, including the SpinCo Long-Term Incentive Plan.
Section 2.10.    Inadvertent Transfers. In the event that RemainCo determines following the Distribution that an individual who was intended to be a RemainCo Employee or a SpinCo Employee has inadvertently become employed by the SpinCo Group or the RemainCo Group, respectively, for any reason, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the RemainCo Group or the SpinCo Group, as applicable, and as intended by RemainCo prior to the Distribution.
Section 2.11.    Employee Records. Unless prohibited by applicable Law, on or within an agreed upon period following the Distribution Date, RemainCo shall assign, transfer, and deliver (or cause to be assigned, transferred, and delivered) to SpinCo copies of any and all Employee Records with respect to SpinCo Employees and Former SpinCo Employees, in each case in a manner compliant with applicable Law and as agreed upon by the applicable members of the RemainCo Group and SpinCo Group in each applicable jurisdiction; provided, however, that nothing herein shall require the transfer of any Employee Records already in the possession of the SpinCo Group or any member thereof. RemainCo and the members of the RemainCo Group shall be permitted to retain copies (or, where required by applicable Law, originals) of all Employee Records except where prohibited by applicable Law.

Section 2.12.    Foreign National Employees. SpinCo shall, and shall cause its Subsidiaries to, employ all SpinCo Employees who are foreign nationals working in the United States on non-immigrant visa status (including, without limitation, on an H-1B visa) or who are working outside of the jurisdiction of such SpinCo Employee’s citizenship under terms and conditions such that SpinCo and/or its Subsidiaries, as applicable, qualify as a “successor employer” or successor-in-interest to the SpinCo Business for purposes of such SpinCo Employee’s jurisdiction’s applicable immigration Laws effective as of the Distribution Date. Prior to the Distribution Date, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary to ensure the proper and prompt transfer of the sponsorship of work permits and immigration visas as applicable. On and after the Distribution Date, SpinCo (i) shall, and shall cause its Subsidiaries to, use best efforts to process and support visa, green card or similar applications with respect to SpinCo Employees working outside of the jurisdiction of such SpinCo Employee’s citizenship, and (ii) shall assume and be solely responsible for all immigration-related Liabilities and responsibilities with respect to such SpinCo Employees.
Section 2.13.    Restrictive Covenant Agreements. RemainCo shall use commercially reasonable efforts to assign and transfer, or cause an applicable member of the RemainCo Group to assign and transfer, to SpinCo or another member of the SpinCo Group as designated in advance in writing by SpinCo, all rights and benefits under the Restrictive Covenant Agreements, with such assignment effective as of the Distribution Date. SpinCo and SpinCo shall accept such assignment (or cause such assignment to be accepted) of any Restrictive Covenant Agreement assigned pursuant to this Section 2.13, with such assignment effective as of the Distribution Date. To the extent permitted by applicable Law, RemainCo and the members of the RemainCo Group, as applicable, shall retain, on a non-exclusive basis, all of its and their respective rights under each Restrictive Covenant Agreement as assigned hereunder, including, but not limited to, the right to enforce or seek relief upon any breach or threatened breach of any restrictive covenants or obligations therein in any action or proceeding. Notwithstanding the foregoing, to the extent necessary for any SpinCo Employee to perform services for the SpinCo Group as an employee thereof following the Distribution, effective as of the Distribution Date, RemainCo shall (or shall cause one or more members of the RemainCo Group to) waive any existing non-competition, non-solicitation, no-hire, confidentiality, or other restrictive covenants owed to RemainCo or any member of the RemainCo Group solely to the extent necessary for such SpinCo Employee to perform such services for the SpinCo Group.
ARTICLE 3
NON-EQUITY INCENTIVES
Section 3.01.    SpinCo Employee Cash Incentives. SpinCo Group shall pay any cash incentive compensation earned or accrued by any SpinCo Employee or Former SpinCo Employee and that remains unpaid as of the Distribution Date any cash incentive compensation due for the 2025 performance year pursuant to the terms and conditions of the applicable cash incentive plan or policy in effect on the Distribution Date.
Section 3.02.    SpinCo Employee Performance Cash Units. Effective as of the Distribution Date, each SpinCo Employee PCU that is outstanding as of immediately prior to the Distribution shall be assumed by SpinCo and converted into an adjusted performance cash unit (an “Adjusted

PCU”), with the same terms and conditions as were applicable to such SpinCo Employee PCU immediately prior to the Effective Time, provided that, (a) any performance conditions applicable to such Adjusted PCU with respect to any SpinCo Employee PCU granted prior to 2025 and the first tranche of any SpinCo Employee PCU granted in 2025 shall be measured based on the attainment of the actual level of performance immediately prior to the Distribution Date, as determined by the Management Development and Compensation Committee of RemainCo board of directors, and shall continue to vest based on continued employment through the applicable service period(s) and (b) any performance conditions applicable to such Adjusted PCU with respect to the second and third tranches of any SpinCo Employee PCU granted in 2025 may be adjusted as determined by the compensation committee of SpinCo following the Distribution.
ARTICLE 4
SERVICE CREDIT
Section 4.01.    RemainCo Benefit Plans. Except as may otherwise be provided in accordance with the TSA and except as otherwise provided in Section 12.03, service of SpinCo Employees and Former SpinCo Employees, on and after the Distribution, with any member of the SpinCo Group or any other employer, as applicable, other than any member of the RemainCo Group, shall not be taken into account for any purpose under any RemainCo Benefit Plan.
Section 4.02.    SpinCo Benefit Plans. Unless prohibited by applicable Law, SpinCo shall, and shall cause its Subsidiaries to, credit service accrued by each SpinCo Employee with, or otherwise recognized for purposes of any Benefit Plan by, any member of the RemainCo Group or the SpinCo Group on or prior to the Distribution for purposes of (a) eligibility, vesting and benefit accrual under each SpinCo Benefit Plan under which service is relevant in determining eligibility, vesting and benefit accrual, (b) determining the amount of severance payments and benefits (if any) payable under each SpinCo Benefit Plan that provides severance payments or benefits and (c) determining the number of vacation days to which each such employee shall be entitled following the Distribution, in the case of clauses (a), (b) and (c), (i) to the same extent recognized by the relevant members of the RemainCo Group or SpinCo Group or the corresponding RemainCo Benefit Plan or SpinCo Benefit Plan immediately prior to the later of the Distribution Date and the date such employee ceases participating in the applicable RemainCo Benefit Plan in accordance with the TSA and (ii) except to the extent such credit would result in a duplication of benefits for the same period of service.
ARTICLE 5
SEVERANCE
Section 5.01.    Severance. The SpinCo Group shall be solely responsible for all Liabilities, including all severance or other separation payments and benefits (including any termination indemnity or retirement indemnity plan (e.g., the termination indemnity plan in France)), relating to the termination or alleged termination of any SpinCo Employee’s or Former SpinCo Employee’s employment, whether occurring prior to, on or following the Distribution Date. For the avoidance of doubt, such Liabilities shall include any employer-paid portion of any Employment Taxes and shall be treated as Liabilities of SpinCo and the SpinCo Group in accordance with the principles of Section 2.06.
ARTICLE 6
CERTAIN WELFARE BENEFIT PLAN MATTERS;
WORKERS’ COMPENSATION LIABILITIES
Section 6.01.    SpinCo Welfare Plans. Without limiting the generality of Section 2.07, effective as of the Distribution or such other date as agreed to between RemainCo and SpinCo in accordance with the TSA (such applicable date, the “Welfare Plan Date”), SpinCo shall establish Welfare Plans (collectively, the “SpinCo Welfare Plans”) to provide welfare benefits to the SpinCo Employees (and their dependents and beneficiaries) in each applicable jurisdiction and as of the applicable Welfare Plan Date, each SpinCo Employee (and his or her dependents and beneficiaries) shall cease active participation in the corresponding RemainCo Welfare Plan. For the avoidance of doubt, for purposes of this ARTICLE 6, the term “SpinCo Employees” shall be deemed to include any Former SpinCo Employee who was receiving welfare benefits in connection with his or her termination of employment from a member of the RemainCo Group or the SpinCo Group as of the applicable Welfare Plan Date. Notwithstanding the foregoing, to the extent that RemainCo determines that the aforementioned provision of material welfare benefits by SpinCo to one or more SpinCo Employees or a Former SpinCo Employee is not feasible, the Parties shall cooperate in good faith and take such actions as may be reasonably necessary in order to cause the SpinCo Employees or Former SpinCo Employees to receive substantially equivalent value for such benefits.
Section 6.02.    Allocation of Welfare Benefit Claims. (a) The members of the RemainCo Group shall retain all Liabilities in accordance with the applicable RemainCo Welfare Plan for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) under such plans prior to the applicable Welfare Plan Date and (b) the members of the SpinCo Group shall retain all Liabilities in accordance with the SpinCo Welfare Plans for all reimbursement claims (such as medical and dental claims) and for all non-reimbursement claims (such as life insurance claims), in each case, incurred by SpinCo Employees and Former SpinCo Employees (and each of their respective dependents and beneficiaries) on or after the applicable Welfare Plan Date; provided that SpinCo shall reimburse RemainCo in accordance with the TSA for Liabilities incurred under clause (a) between the Distribution Date and the applicable Welfare Plan Date. For purposes of this Section 6.02, a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.
Section 6.03.    Workers’ Compensation Liabilities. Effective upon the Distribution, (x) SpinCo shall assume all Liabilities for SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, and Former SpinCo Independent Contractors related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage where such injuries, incidents, claims or coverage were incurred on or following the Distribution Date, and SpinCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities and (y) RemainCo shall retain all Liabilities for SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors, and Former SpinCo Independent Contractors related to any and all workers’ compensation injuries, incidents, conditions, claims or coverage where such injuries, incidents, claims or coverage were incurred prior to the Distribution Date, and RemainCo shall be fully responsible for the administration, management and payment of all such claims and satisfaction of all such Liabilities.
Section 6.04.    COBRA. In the event that a SpinCo Employee or Former SpinCo Employee (a) was receiving, or was eligible to receive, continuation health coverage pursuant to COBRA on or prior to the applicable Welfare Plan Date, RemainCo and the RemainCo Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; or (b) becomes eligible to receive continuation health coverage pursuant to COBRA following the applicable Welfare Plan Date, SpinCo and the SpinCo Welfare Plans shall be responsible for all Liabilities to such employee (or his or her eligible dependents) in respect of COBRA; provided that SpinCo shall reimburse RemainCo in accordance with the TSA for Liabilities incurred under clause (a). SpinCo shall indemnify, defend and hold harmless the members of the RemainCo Group from and against any and all Liabilities relating to, arising out of or resulting from COBRA provided by SpinCo, or the failure of SpinCo to meet its COBRA obligations, to SpinCo Employees, Former SpinCo Employees and their respective eligible dependents.
Section 6.05.    Health Savings Account. Without limiting the generality of Section 2.06, Section 2.07 and Section 14.01 and subject to Section 16.08, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering any RemainCo Health Savings Account in connection with the Distribution in accordance with the terms of the applicable RemainCo Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.
Section 6.06.    Flexible Spending Account. Without limiting the generality of Section 2.06, Section 2.07 and Section 14.01 and subject to Section 16.08, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering any RemainCo Flexible Spending Account in connection with the Distribution in accordance with the terms of the applicable RemainCo Benefit Plan, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.
ARTICLE 7
LONG-TERM DISABILITY
Section 7.01.    Benefits. Except as otherwise specifically provided in this Agreement and subject to Section 7.02, on and after the Distribution, the SpinCo LTD Employees shall be deemed to be employees of the RemainCo Group for purposes of this Agreement, including participation in the RemainCo LTD Plans; provided that SpinCo shall reimburse RemainCo in accordance with the TSA for Liabilities incurred under this Section 7.01 with respect to any additional ancillary benefits that any SpinCo LTD Employee is eligible to receive while receiving payments under any

RemainCo LTD Plan, in accordance with applicable RemainCo policies (including, without limitation, continued health insurance subsidies, continued participation in life insurance programs and continued participation in any RemainCo Benefit Plan other than a RemainCo LTD Plan). For the avoidance of doubt, other than the benefits provided under any RemainCo LTD Plan to any SpinCo LTD Employee, all Liabilities with respect to SpinCo LTD Employees (including, without limitation, any Liabilities arising out of any such SpinCo LTD Employee ceasing to participate in, or receive benefits under, any RemainCo LTD Plan for any reason) shall be treated as a Liability of SpinCo and the SpinCo Group in accordance with Section 2.05.
Section 7.02.    Return to Work. To the extent required by applicable SpinCo policies, as in effect from time to time, and applicable Law, SpinCo shall, or shall cause its Subsidiaries to, employ any SpinCo LTD Employee at such time, if any, as such SpinCo LTD Employee is ready to return to active employment, and from and after such time, such employee shall no longer be deemed an employee of the RemainCo Group and shall be deemed a SpinCo Employee for purposes of this Agreement; provided that if SpinCo receives actual notice from the RemainCo Group, the SpinCo LTD Employee or otherwise that such SpinCo LTD Employee is ready to return to active employment, and such SpinCo LTD Employee is not employed by a member of the SpinCo Group due to applicable SpinCo policies, and if such SpinCo LTD Employee’s employment is terminated by a member of the RemainCo Group within a reasonable time thereafter, SpinCo shall indemnify the RemainCo Group for all Liabilities incurred in connection with such termination.
ARTICLE 8
DEFINED BENEFIT PENSION PLANS
Section 8.01.    RemainCo U.S. Defined Benefit Pension Plan. Notwithstanding Section 2.07 or any other provision of this Agreement to the contrary, following the Distribution, the RemainCo Group shall retain sponsorship of the RemainCo International Inc. Retirement Earnings Plan (the “RemainCo Pension Plan”) and all assets and Liabilities arising out of or relating to the RemainCo Pension Plan; provided that on or prior to the Distribution, RemainCo shall assign, and SpinCo shall accept such assignment (or cause such assignment to be accepted), to a new U.S. defined benefit pension plan sponsored by SpinCo (the “SpinCo U.S. Pension Plan”) all Liabilities for vested and unvested benefits under the RemainCo Pension Plan relating to SpinCo Employees and SpinCo LTD Employees (the “SpinCo U.S. Pension Liabilities,” and such individuals, the “SpinCo U.S. Pension Participants”). No later than the Distribution Date, SpinCo shall establish or maintain, or cause to be established or maintained, such SpinCo U.S. Pension Plan, which shall have material terms and conditions that are substantially identical to the terms and conditions of the RemainCo Pension Plan that apply to the SpinCo U.S. Pension Participants and shall be (or remain) qualified under Section 401(a) of the Code, and a trust which is part of such SpinCo U.S. Pension Plan and which shall be exempt from tax under Section 501(a) of the Code (the “SpinCo U.S. Pension Trust”). Each SpinCo U.S. Pension Participant shall become a participant in the SpinCo U.S. Pension Plan as of the Distribution Date. As soon as administratively practicable following the Distribution Date, but subject to the following paragraph, RemainCo shall transfer (or cause to be transferred) from the applicable tax-qualified trust which is part of the RemainCo Pension Plan (the “RemainCo Pension Trust”) to the SpinCo U.S. Pension Trust an amount of assets (the “Pension Asset Transfer Amount”) from the

RemainCo U.S. Pension Trust with a fair market value that results from maintaining the same funded ratio (market value of assets over plan liabilities) as the predecessor/combined pension plan, as calculated by an actuary designated by RemainCo using the actuarial assumptions and calculation procedures dictated by ERISA 4044 for the calendar month immediately prior to the calendar month in which the Distribution Date occurs. The fair market value of such transferred assets will be based on actual market values as of the date of transfer (and, for the avoidance of doubt, such amount of assets shall be determined and certified by an actuary in accordance with Section 414(l) of the Code and Treasury Regulation 1.414(l)-1 promulgated thereunder). In executing this transfer, 90% of the estimated transfer value will be transferred on the Distribution Date with the remaining true-up transfer occurring as soon as practicable, but not later than six months after the Distribution Date. The true-up transfer will be adjusted for investment returns of the Remainco pension trust from Distribution Date until final true-up transfer is completed. The date of such final transfer is hereinafter referred to as the “SpinCo U.S. Pension Transfer Date.” The Pension Asset Transfer Amount shall be adjusted, for the period between the Distribution and the SpinCo U.S. Pension Transfer Date, to reflect (i) investment earnings (or losses) on the Pension Asset Transfer Amount, based on the actual rate of return for the RemainCo Pension Plan during such period, (ii) any benefit payments that are made from the RemainCo Pension Trust to the SpinCo U.S. Pension Participants during such period and (iii) reasonable costs and expenses incurred by RemainCo in respect of the SpinCo U.S. Pension Participants during such period. The Pension Asset Transfer Amount, as adjusted in accordance with the preceding sentence, shall be transferred in a combination of cash and in-kind assets as agreed between RemainCo and SpinCo, provided, however, that the RemainCo Pension Trust shall not be obligated to convert assets into cash to the extent that such conversion would result in a significant reduction in the value of such assets or the remaining assets with respect to the RemainCo Pension Plan.
Notwithstanding the foregoing, no transfer of Liabilities or assets shall be made from the RemainCo Pension Trust to the SpinCo U.S. Pension Trust until the later of (a) such date as agreed to between RemainCo and SpinCo in accordance with the TSA, if any, and (b) such time as RemainCo has determined, in its sole discretion, that (i) SpinCo has established the SpinCo U.S. Pension Trust, (ii) the SpinCo U.S. Pension Plan satisfies the requirements for a qualified plan under Section 401(a) of the Code, (iii) the SpinCo U.S. Pension Trust is exempt from tax under Section 501(a) of the Code and (iv) the parties have received all other approvals from all applicable Governmental Authorities (or such approvals are pending). Following the SpinCo U.S. Pension Transfer Date, RemainCo and the RemainCo Group shall have no further liability (either under this Agreement or otherwise) to provide the SpinCo U.S. Pension Participants with benefits under the RemainCo Pension Plan. The SpinCo U.S. Pension Plan and the SpinCo U.S. Pension Trust (and any successor to such plan and/or trust) shall provide that (i) with respect to assets transferred to the SpinCo U.S. Pension Trust from the RemainCo Pension Trust, such assets shall be held by the SpinCo U.S. Pension Trust for the exclusive benefit of the participants in the SpinCo U.S. Pension Plan, and (ii) the accrued benefits as of the Distribution Date of each SpinCo U.S. Pension Participant may not be decreased by amendment or otherwise. Following the date of this Agreement, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering the SpinCo U.S. Pension Plan, including by exchanging any necessary participant records, engaging recordkeepers, administrators, providers, insurers and other third parties and making any and all filings and submissions to the appropriate Governmental Authorities in effectuating the provisions of this Section 8.01 (including IRS Forms 5310-A in respect of the transfers of assets and, in the event that the transactions contemplated by this Agreement constitute a “reportable event” within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder for which the applicable notice period has not been waived, timely notification to the Pension Benefit Guaranty Corporation and filing of all reports required in connection therewith). For the avoidance of doubt, the SpinCo U.S. Pension Plan shall be a SpinCo Benefit Plan.
Section 8.02.    Non-U.S. Partial Transfer Pension Plans. Except as required by applicable Law or under the terms of a Local Agreement, RemainCo and SpinCo shall use commercially reasonable efforts to effectuate an assignment and transfer of Liabilities for vested and unvested benefits relating to SpinCo Employees and SpinCo LTD Employees, and an amount of assets related thereto, under any non-U.S. defined benefit pension plans sponsored by RemainCo or a member of the RemainCo Group in respect of employees in Japan and Switzerland (each, a “RemainCo Partial Transfer Pension Plan”) to a non-U.S. defined benefit pension plan or plans sponsored by SpinCo (each, a “SpinCo Partial Transfer Pension Plan”) in accordance with the principles of Section 8.01 (or any analogous principles or other requirements under applicable Law), except that the amount of assets transferred from any such RemainCo Partial Transfer Pension Plan (or any trust related thereto) to a corresponding SpinCo Partial Transfer Pension Plan (or any trust related thereto) shall be determined on a plan-by-plan, country-by-country (or, if required by applicable Law, other jurisdiction-by-jurisdiction) basis and shall be equal to a percentage of the Projected Benefit Obligation relating to SpinCo Employees, SpinCo LTD Employees and Former SpinCo Employees participating in such RemainCo Partial Transfer Pension Plan or SpinCo Partial Transfer Pension Plan, as of the Distribution Date, applicable to such plan in such country (or other required jurisdiction) equal to the applicable RemainCo Partial Transfer Pension Plan’s funding level (expressed as a percentage and as determined by an actuary designated by RemainCo) in such country (or other required jurisdiction) as of the Distribution Date, or such higher amount as required by applicable Law in such country (or other required jurisdiction). For the avoidance of doubt, any such SpinCo Partial Transfer Pension Plan shall be a SpinCo Benefit Plan. Further details regarding the treatment of the RemainCo Partial Transfer Pension Plans and SpinCo Partial Transfer Pension Plans will be as set forth in the applicable Local Agreement.
Section 8.03.    Non-U.S. Full Transfer Pension Plans. Following the Distribution, the SpinCo Group shall retain sponsorship of the defined benefit pension plan in Germany set forth on Schedule 8.03 to this Agreement (the “SpinCo Full Transfer Pension Plan”) and all pension Liabilities relating to such plan. For the avoidance of doubt, following such assignment and transfer, the SpinCo Full Transfer Pension Plan shall be a SpinCo Benefit Plan.
ARTICLE 9
DEFINED CONTRIBUTION PLANS
Section 9.01.    SpinCo 401(k) Plan. Effective as of the first of the month following the month in which the Distribution occurs (or such other date coincident with or following the Distribution Date as determined by an authorized officer of SpinCo), SpinCo shall establish a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “SpinCo 401(k) Plan”), which will cover, as of the Distribution, each SpinCo Employee who was eligible to participate in a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code sponsored by any member of the RemainCo Group (collectively, the “RemainCo 401(k) Plans”) as of the Distribution.
Section 9.02.    401(k) Rollover. As of the Distribution, the RemainCo Group shall permit each SpinCo Employee to elect, and the SpinCo Group shall cause the SpinCo 401(k) Plan to accept, in accordance with applicable Law and the terms of the RemainCo 401(k) Plans and the SpinCo 401(k) Plan, the direct rollover of the account balances (including earnings through the date of transfer and, subject to the following sentence, promissory notes evidencing all outstanding loans) of each such SpinCo Employee under the RemainCo 401(k) Plans, if such rollover is elected in accordance with applicable Law and the terms of the RemainCo 401(k) Plan. RemainCo and SpinCo shall cooperate in good faith to work with the RemainCo 401(k) Plan and SpinCo 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the RemainCo 401(k) Plan to the SpinCo 401(k) Plan, and the obligation of the RemainCo 401(k) Plan to permit the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. The RemainCo Group and the RemainCo 401(k) Plan shall have no further Liabilities with respect to any SpinCo Employee or Former SpinCo Employee whose RemainCo 401(k) Plan account balance is rolled over to the SpinCo 401(k) Plan in accordance with this Section 9.02. In the event that the elections by SpinCo Employees pursuant to this Section 9.02 in connection with the Distribution result in a mass rollover, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate to effect such mass rollover, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties.
Section 9.03.    Employer 401(k) Plan Contributions. The RemainCo Group shall remain responsible for making all employer contributions to the RemainCo 401(k) Plan with respect to any SpinCo Employees or Former SpinCo Employees relating to periods prior to the Distribution; provided that, by the end of the calendar quarter following the calendar quarter in which the Distribution occurs, the RemainCo Group shall make all employer contributions with respect to such SpinCo Employee or Former SpinCo Employee required under the RemainCo 401(k) Plan for periods of time prior to the Distribution. Any such contributions that are unvested as of the Distribution shall become fully vested as of the Distribution. On and after the Distribution, the SpinCo Group shall be responsible for all employer contributions under the SpinCo 401(k) Plan with respect to any SpinCo Employees or Former SpinCo Employees.
Section 9.04.    Stock Considerations. Following the Distribution, SpinCo Employees and Former SpinCo Employees shall not be permitted to acquire shares of RemainCo Common Stock in any stock fund under the SpinCo 401(k) Plan.
Section 9.05.    Limitation of Liability. For the avoidance of doubt, RemainCo shall have no responsibility for any failure of SpinCo to properly administer the SpinCo 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of SpinCo Employees, Former SpinCo Employees and their respective beneficiaries, including accounts rolled over in accordance with Section 9.02, in such SpinCo 401(k) Plan.
Section 9.06.    Non-U.S. Defined Contribution Plans. The treatment of any RemainCo Benefit Plan that is a defined contribution plan for the benefit of employees outside of the United

States and in which any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee participates (each, a “Non-U.S. DC Plan”) shall be governed by the applicable Local Agreement; provided that if a Local Agreement does not address the treatment of an applicable Non-U.S. DC Plan, then RemainCo and SpinCo shall use commercially reasonable efforts to cause any such Non-U.S. DC Plan to be treated in a manner that is consistent with applicable Law and, to the extent practicable, the general principles of this ARTICLE 9.
ARTICLE 10
NONQUALIFIED DEFERRED COMPENSATION
Section 10.01.    SpinCo Nonqualified Deferred Compensation Plans. Notwithstanding Section 2.07 or any other provision of this Agreement to the contrary, following the Distribution, the RemainCo Group shall retain sponsorship of the RemainCo Nonqualified Deferred Compensation Plans and all Assets and Liabilities arising out of or relating to the RemainCo Nonqualified Deferred Compensation Plans; provided that except as required by applicable Law, on or prior to the Distribution, RemainCo shall assign, and SpinCo shall accept such assignment (or cause such assignment to be accepted), to a new nonqualified deferred compensation plan (or plans) sponsored by SpinCo with terms and conditions that are substantially similar to the corresponding RemainCo Nonqualified Deferred Compensation Plan (together, the “SpinCo Nonqualified Deferred Compensation Plans”) all Liabilities under the RemainCo Nonqualified Deferred Compensation Plans relating to any RemainCo Nonqualified Deferred Compensation Plan in respect of SpinCo Employees and SpinCo LTD Employees. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including this Agreement, will trigger a payment or distribution of compensation under the RemainCo Nonqualified Deferred Compensation Plans or the SpinCo Nonqualified Deferred Compensation Plans to any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee (and their respective beneficiaries) and, consequently, that the payment or distribution of any compensation to which any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee (and their respective beneficiaries) is entitled under the RemainCo Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans will occur upon the time or times provided for under the applicable RemainCo Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans and such SpinCo Employee’s, SpinCo LTD Employee’s or Former SpinCo Employee’s deferral elections (which SpinCo shall cause such SpinCo Nonqualified Deferred Compensation Plans to recognize and maintain). Without limiting the generality of Section 4.01 and subject to Section 16.08, following the date of this Agreement, RemainCo and SpinCo shall use commercially reasonable efforts to cooperate in administering the RemainCo Nonqualified Deferred Compensation Plans and the SpinCo Nonqualified Deferred Compensation Plans for purposes of satisfying any obligations relating to the participation of any SpinCo Employee or SpinCo LTD Employee, including by exchanging any necessary participant records and engaging recordkeepers, administrators, providers, insurers and other third parties. For the avoidance of doubt, each SpinCo Nonqualified Deferred Compensation Plan shall be a SpinCo Benefit Plan.
Section 10.02.    No Transfer of Assets. Except as required by applicable Law, nothing in this Agreement shall require any member of the RemainCo Group or the RemainCo

Nonqualified Deferred Compensation Plans to transfer Assets or reserves with respect to the RemainCo Nonqualified Deferred Compensation Plans to any member of the SpinCo Group or the SpinCo Nonqualified Deferred Compensation Plans.
Section 10.03.    Employer Nonqualified Deferred Compensation Plan Contributions. The RemainCo Group shall remain responsible for making all employer contributions under the RemainCo Nonqualified Deferred Compensation Plans with respect to any SpinCo Employees, SpinCo LTD Employees or Former SpinCo Employees relating to periods prior to the Distribution. Any such contributions that are unvested as of the Distribution shall continue to vest in accordance with their terms. On and after the Distribution, the SpinCo Group shall be responsible for all employer contributions under the SpinCo Nonqualified Deferred Compensation Plans with respect to any SpinCo Employees or SpinCo LTD Employees.
Section 10.04.    Stock Considerations. Notional Investments. Immediately prior to the Distribution, RemainCo shall cause any investments or notional investments in RemainCo Common Stock that are credited to any deferral accounts under the RemainCo Nonqualified Deferred Compensation Plans that will be transferred to a SpinCo Nonqualified Deferred Compensation Plan in accordance with Section 10.01 to be converted into a cash amount equal to the product of (a) the number of shares of RemainCo Common Stock in which such accounts are invested or notionally invested, multiplied by (b) the “regular way” closing price of a share of RemainCo Common Stock on the last trading day immediately prior to the Distribution Date (the “Converted NQDC Stock Amounts”). Following the Distribution, SpinCo Employees and SpinCo LTD Employees shall not be permitted to acquire shares of RemainCo Common Stock in any stock fund or deferral account under the SpinCo Nonqualified Deferred Compensation Plans (and SpinCo shall cause the Converted NQDC Stock Amounts, if required under the terms of the applicable SpinCo Nonqualified Deferred Compensation Plan, to be invested or notionally invested in an investment other than RemainCo Common Stock).
Section 10.05.    Limitation of Liability. RemainCo shall have no responsibility for any failure of SpinCo to properly administer the SpinCo Nonqualified Deferred Compensation Plans in accordance with their terms and applicable Law, including any failure to properly administer the accounts of SpinCo Employees or SpinCo LTD Employees and their respective beneficiaries in such SpinCo Nonqualified Deferred Compensation Plans.
ARTICLE 11
VACATION
Section 11.01.    Vacation. Upon the Distribution, the SpinCo Group shall assume and be solely responsible for all Liabilities for vacation accruals and benefits (including but not limited to U.S. grandfathered vacation) with respect to each SpinCo Employee; provided, however, that (a) for purposes of determining the number of vacation days to which such employee shall be entitled following the Distribution, SpinCo and its Subsidiaries shall assume and honor all vacation days accrued or earned but not yet taken by such employee, if any, as of the Distribution, and (b) to the extent such employee is entitled under any applicable Law or any policy of his or her respective employer that is a member of the RemainCo Group, as the case may be, to be paid for any vacation days accrued or earned but not yet taken by such employee as of the Distribution, SpinCo shall assume and be solely responsible for the Liability to pay for such vacation days.

ARTICLE 12
LONG-TERM INCENTIVE COMPENSATION AWARDS
Section 12.01.    SpinCo Long-Term Incentive Plan.
(a)    Prior to the Distribution, RemainCo shall cause SpinCo to adopt a long-term incentive plan or program, to be effective immediately prior to the Distribution (the “SpinCo Long-Term Incentive Plan”) and RemainCo shall approve the SpinCo Long-Term Incentive Plan as the sole stockholder of SpinCo.
(b)    SpinCo shall use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the SpinCo Equity Awards described in this ARTICLE 12, to the extent any such registration statement is required by applicable Law.
Section 12.02.    Equity Award Adjustments. Each outstanding equity award granted under the RemainCo Equity Plans held by any individual as of the Distribution shall be adjusted in accordance with the resolutions adopted by the Management Development and Compensation Committee of RemainCo board of directors in connection with the Distribution. Equity awards that are covered by this Section 12.02 shall not be exercisable and/or settled during a period beginning on a date prior to the Distribution Date determined by RemainCo in its sole discretion, and continuing until the adjustments made pursuant to such resolutions are completed, as determined by RemainCo in its sole discretion. Equity awards that remain outstanding under the RemainCo Equity Plans shall remain subject to all terms and conditions of the RemainCo Equity Plans, including the adjustment provisions thereof. For the avoidance of doubt, this Section 12.02 shall not apply to any awards that are canceled or converted pursuant to Section 12.03.
Section 12.03.    Treatment of Incentive Awards Upon Distribution.
(a)    SpinCo RSUs. Effective as of the Distribution Date, (i) each SpinCo RSU that is outstanding as of immediately prior to the Distribution shall be assumed by SpinCo and converted into an adjusted restricted stock unit (an “Adjusted RSU”), with the same terms and conditions as were applicable to such SpinCo RSU immediately prior to the Effective Time and relating to the number of shares of SpinCo Common Stock equal to the product of the number of shares of RemainCo Common Stock that were issuable upon the vesting of such SpinCo RSU immediately prior to the Distribution, multiplied by the SpinCo Conversion Ratio, with fractional shares rounded up to the nearest whole share and (ii) all dividend equivalents, if any, accrued but unpaid as of the Distribution with respect to each such SpinCo RSU shall be assumed and become an obligation in connection with the applicable Adjusted RSU.
(b)    Unvested SpinCo Options. Effective as of the Distribution Date, each SpinCo Option that is outstanding and unvested immediately prior to the Distribution shall be assumed by SpinCo and converted into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such SpinCo Option immediately prior to the Effective Time, the number of shares of SpinCo Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of RemainCo Common Stock subject to such SpinCo Option multiplied by the SpinCo Conversion Ratio, which Adjusted Stock Option shall have an exercise price per share of SpinCo Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the SpinCo Option Price by the SpinCo Conversion Ratio.
(c)    Vested SpinCo Options. Effective as of the Distribution Date, each SpinCo Option that is vested and outstanding immediately prior to the Distribution (each, a “Continuing Option”) shall not be assumed by SpinCo and shall remain outstanding at RemainCo in accordance with the terms of such Continuing Option, and shall otherwise remain subject to the terms of the applicable RemainCo Equity Plan and applicable award agreement (for this purpose, (x) disregarding the effect of any termination of service with the RemainCo Group in connection with the Distribution and (y) following the Distribution Date, a termination of service with the SpinCo Group shall be deemed a termination of service with the RemainCo Group pursuant to the terms of the RemainCo Equity Plan and applicable award agreement).
Section 12.04.    Award Terms; Vesting; Treatment of Service. Except as otherwise provided in this ARTICLE 12, the terms and conditions applicable to SpinCo Equity Awards shall be substantially identical to the terms and conditions applicable to the underlying RemainCo Equity Award and (i) continued service with a member of the SpinCo Group shall be considered to be continued service for purposes of such award (and prior service with a member of the RemainCo Group shall be credited for purposes of any SpinCo Group award), and (ii) all references in such awards to the “Company” shall be references to SpinCo. All SpinCo Equity Awards shall become vested upon the date the underlying RemainCo Equity Award would have otherwise vested in accordance with the existing terms and vesting schedule.
Section 12.05.    Certain Additional Considerations. Notwithstanding anything to the contrary in this ARTICLE 12:
(a)    All of the adjustments described in this ARTICLE 12 shall be effected in accordance with Sections 409A and 424 of the Code and the Treasury Regulations promulgated thereunder and it is the intention of the Parties that all of the adjustments described in this ARTICLE 12 shall be construed consistent with this intent.
(b)    The Parties hereby acknowledge that the provisions of this ARTICLE 12 are intended to achieve certain Tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
Section 12.06.    Settlement, Delivery; Tax Reporting and Withholding.
(a)    From and after the Distribution Date, SpinCo shall have sole responsibility for the settlement of and/or delivery of shares of SpinCo Common Stock pursuant to SpinCo Equity Awards to any holder of such award and shall be solely entitled to any exercise price payable in respect of SpinCo Options, and except as otherwise provided in this Section 12.06 SpinCo shall do so without compensation from RemainCo.
(b)    Upon the vesting, payment or settlement, as applicable, of SpinCo Equity Awards (in each case including with respect to dividends and dividend equivalents), SpinCo shall be solely entitled to a Tax deduction in respect of, and shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements on behalf of, each holder thereof who is or, upon their last employment termination, was employed by a member of SpinCo Group (or who holds the award in respect of any such individual), and for ensuring the collection and remittance of applicable employee withholding Taxes to the applicable Governmental Authority. To the extent shares of SpinCo Common Stock are withheld and/or delivered to satisfy Tax withholding obligations in respect of the vesting, payment or settlement of SpinCo Equity Awards to the extent the issuer is not responsible pursuant to this clause (b) for satisfying the applicable Tax withholding and remittance requirements, the issuer shall remit to the responsible Party cash in an amount sufficient to satisfy such requirements.
(c)    SpinCo shall establish an appropriate administration system in order to handle in an orderly manner exercises of SpinCo Options and the settlement of other SpinCo Equity Awards and to effect the Tax benefits and obligations contemplated by this Section 12.06. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for Tax withholding/remittance, compliance with trading windows and compliance with the requirements of applicable Laws.
Section 12.07.    Cooperation. For so long as any equity award in respect of RemainCo Common Stock is outstanding and held by a SpinCo Employee or Former SpinCo Employee, the RemainCo Group and the SpinCo Group shall reasonably cooperate in the exchange of information and take any action necessary to administer such equity awards following the Distribution, including the following: (a) SpinCo shall notify RemainCo in writing within five (5) days of any change in employment status (including without limitation termination of employment), (b) the Parties shall exchange any information necessary to satisfy their obligations under Section 12, (c) the Parties shall take any steps necessary to ensure that the employee-paid portion of any Taxes (including any Employment Taxes) required to be withheld upon the exercise of any such equity award is withheld by or paid over to, as applicable, the applicable Party responsible for remitting such amount to the appropriate Taxing Authority as promptly as reasonably practicable, (d) SpinCo shall provide payroll information to RemainCo in respect of SpinCo Employees and Former SpinCo Employees, including year-to-date amounts withheld for Federal Insurance Contribution Act Taxes, Medicare Taxes and supplemental compensation, (e) any U.S. Federal, state and local income Tax deduction arising as a result of the exercise of any Continuing Options held by a SpinCo Employee or Former SpinCo Employee shall be claimed by a member of the RemainCo Group; provided, however, that if a deduction claimed by a member of the RemainCo Group pursuant to this Section 12.07 is disallowed by a Taxing Authority for any reason, a member of the SpinCo Group shall amend its Tax Return to claim such deduction and pay to RemainCo an amount equal to the tax benefit actually realized by the SpinCo Group resulting from such deduction; provided, further, that RemainCo, upon the request of SpinCo, shall repay any amount paid to RemainCo under the immediately preceding proviso (plus any interest imposed by the relevant Taxing Authority) in the event SpinCo is required to surrender such tax benefit and (f) the Parties shall cooperate following the Distribution, so that the value of any tax benefit actually realized by any member of the RemainCo Group in connection with the vesting, settlement or exercise of any Award other than the Continuing Options shall be transferred to SpinCo following the Distribution.

Section 12.08.    Treatment of UK Share Plan. Effective as of the Distribution, SpinCo Employees shall cease actively participating in the RemainCo Share Builder Plan (the “UK Share Purchase Plan”) and shall no longer be entitled to make any additional contributions to such UK Share Purchase Plan to purchase RemainCo Common Stock, or to receive any “Matching Shares” as defined in the UK Share Purchase Plan.
ARTICLE 13
NON-U.S. EMPLOYEES
Section 13.01.    Treatment of Non-U.S. Employees. RemainCo Employees and SpinCo Employees who reside outside of the United States or otherwise are subject to non-U.S. Law (“Non-U.S. Employees”) and their related benefits and Liabilities shall be treated under this Agreement in the same manner as the RemainCo Employees and SpinCo Employees, respectively, who are residents of the United States and are not subject to non-U.S. Law; provided that notwithstanding anything to the contrary in this Agreement, all actions taken with respect to such Non-U.S. Employees shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and may be effectuated by implementation of a Local Agreement. In the case of a conflict between the terms and provisions of this Agreement and a Local Agreement, the terms and provisions of such Local Agreement shall control.
ARTICLE 14
COOPERATION; ACCESS TO INFORMATION; LITIGATION; CONFIDENTIALITY
Section 14.01.    Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement. Without limiting the generality of the preceding sentence, (a) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have Information, (b) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in connection with any audits of their respective payroll services (whether by a Governmental Authority in the U.S. or otherwise) in connection with the services provided by one Party to the other Party and (c) RemainCo, SpinCo and their respective Subsidiaries shall cooperate in good faith in connection with the notification and consultation with labor unions and other Employee Representatives of employees of the RemainCo Group and the SpinCo Group. With respect to each Benefit Plan, the obligations of the RemainCo Group and the SpinCo Group to cooperate pursuant to this Section 14.01 or any other provision of this Agreement shall remain in effect until the later of (i) the date all audits of such Benefit Plan, with respect to which a Party may have Information, have been completed, (ii) the date the applicable statute of limitations with respect to such audits has expired, or (iii) the date the RemainCo Group discharges all obligations to SpinCo Employees, Former SpinCo Employees and their respective beneficiaries under such Benefit Plan.
Section 14.02.    Access to Information; Privilege; Confidentiality. Except as would be inconsistent with Section 14.01 or any other provision of this Agreement relating to cooperation,

Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.
ARTICLE 15
TERMINATION
Section 15.01.    Termination. This Agreement may be terminated by RemainCo at any time, in its sole discretion, prior to the Distribution; provided, however, that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.
Section 15.02.    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, none of the Parties (or any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.
ARTICLE 16
MISCELLANEOUS
Section 16.01.    Incorporation of Indemnification Provisions of Separation Agreement. In addition to the specific indemnification provisions in this Agreement, Article VI of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.
Section 16.02.    Additional Indemnification. If the Parties determine that SpinCo is unable to establish any SpinCo Benefit Plan as of the Distribution Date (or the applicable Welfare Plan Date, if applicable) that it is required under this Agreement to establish by such date, then SpinCo shall indemnify, defend and hold harmless each of the RemainCo Indemnitees from and against any and all Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from participation by any SpinCo Employee, SpinCo LTD Employee or Former SpinCo Employee on or after the Distribution Date (or the applicable Welfare Plan Date) in any such RemainCo Benefit Plan due to the failure to timely establish such SpinCo Benefit Plan or Plans. In addition, SpinCo shall indemnify, defend and hold harmless each of the RemainCo Indemnitees from and against any and all Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from any claim by any SpinCo Employee, SpinCo LTD Employee, Former SpinCo Employee, SpinCo Independent Contractor or Former SpinCo Independent Contractor that RemainCo or any other member of the RemainCo Group is a “joint employer” or “co-employer” (or term of similar meaning under applicable Law) with SpinCo or any other member of the SpinCo Group of any such SpinCo Employee, SpinCo LTD Employee, Former SpinCo Employee, SpinCo Independent Contractor or Former SpinCo Independent Contractor on or after the Distribution Date (including, except as otherwise specifically provided in this Agreement or the TSA, with respect to a claim that any of the foregoing are entitled to participate in any RemainCo Benefit Plan at any time on or after the Distribution Date).
Section 16.03.    Further Assurances. Section 2.8 of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.

Section 16.04.    Administration. SpinCo hereby acknowledges that RemainCo has provided or will provide administration services for certain SpinCo Benefit Plans and SpinCo agrees to assume responsibility for the administration and administration costs of such plans and each other SpinCo Benefit Plan. The Parties shall cooperate in good faith to complete such transfer of responsibility on commercially reasonable terms and conditions effective no later than the Distribution or the applicable Welfare Plan Date.
Section 16.05.    Employment Tax Reporting Responsibility. To the extent applicable, the Parties hereby agree to follow the standard procedure for U.S. Employment Tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35.
Section 16.06.    Data Privacy. The Parties agree that any applicable data privacy laws and any other obligations of the SpinCo Group and the RemainCo Group to maintain the confidentiality of any Information relating to employees in accordance with applicable Law shall govern the disclosure of Information relating to employees among the Parties under this Agreement. RemainCo and SpinCo shall ensure that they each have in place appropriate technical and organizational security measures to protect the personal data of the SpinCo Employees, Former SpinCo Employees, SpinCo Independent Contractors and Former SpinCo Independent Contractors. Additionally, each Party shall sign any documentation as may be required to comply with applicable data privacy Laws.
Section 16.07.    Section 409A. RemainCo and SpinCo shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by the Separation Agreement and the Ancillary Agreements, including this Agreement, will not result in adverse tax consequences under Section 409A of the Code to any SpinCo Employee or Former SpinCo Employee (or any of their respective beneficiaries), in respect of their respective benefits under any Benefit Plan.
Section 16.08.    Confidentiality.
(a)    Each of RemainCo and SpinCo, on behalf of itself and each Person in its respective Group, shall, and shall cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to, hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the RemainCo Group or the SpinCo Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of RemainCo, SpinCo or its respective Group, directors, officers, employees or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of RemainCo, SpinCo or Persons in its respective Group, as applicable, regarding such Information, (iii) independently generated without reference to any proprietary or confidential Information of the RemainCo Group or the SpinCo Group, as applicable, or (iv) required to be disclosed by applicable Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of RemainCo and SpinCo may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (A) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (B) to any nationally recognized statistical rating agency as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating agency is promptly notified thereof.
(b)    Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement, each of RemainCo and SpinCo shall, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).
Section 16.09.    Additional Provisions. Article X of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Jake Wasserman
	Name:	Jake Wasserman
	Title:	Vice President & General Counsel, Mergers and Acquisitions

SOLSTICE ADVANCED MATERIALS INC.

By:	/s/ David Sewell
	Name:	David Sewell
	Title:	President & Chief Executive Officer
[Signature Page to the Employee Matters Agreement]